Exhibit 99.1

IVAX Reports Record Results for Second Quarter of 2004; Revenues up 35% to a Record $464.0 Million; Gross Profit up 49% to a Record $224.6 Million

    MIAMI--(BUSINESS WIRE)--July 28, 2004--

            EPS from Continuing Operations up 140% to $0.24

    IVAX Corporation (AMEX:IVX)(LSE:IVX.L) reported second quarter 2004 net revenues of $464.0 million and gross profit of $224.6 million, 35% and 49% increases, respectively, over the $343.0 million net revenues and $151.0 million gross profit of the second quarter 2003. These are the highest quarterly net revenues and gross profits in IVAX' history and IVAX' third consecutive quarter of record net revenues and record gross profits. Earnings per share in the second quarter 2004 were $0.24, all from continuing operations, which represents a 140% increase above the earnings per share from continuing operations of the second quarter of 2003 (2003 earnings per share included $0.10 from continuing operations and $0.11 from discontinued operations). Net income in the second quarter 2004 was $48.1 million, 16% over the $41.3 million in the same period last year. The gross profit margin for the second quarter of 2004 was 48%, compared to 44% in the second quarter 2003 and 47% in the first quarter 2004.
    IVAX achieved substantial revenue growth in all its major business regions in the second quarter 2004 over the same period last year. North American net revenues increased 53% from $149.6 million to $228.3 million. European net revenues increased 30% from $132.2 million to $171.6 million and Latin American net revenues increased 25% from $60.6 million to $76.0 million.
    Neil Flanzraich, vice chairman and president of IVAX Corporation, said, "We are pleased by IVAX' outstanding results for this quarter. For the third consecutive quarter our net revenues and gross profit set new records, and for the fifth straight quarter our revenues increased in North America, Europe and Latin America over comparable periods in the previous year. Our global business is the strongest it's ever been.
    "In a business environment that others have found challenging, our earnings per share rose to $0.24 despite our incurring a one-time expense of $8.5 million for the redemption premium and debt issuance costs in redeeming the entire outstanding $249.0 million of our 5.5% convertible senior subordinated notes that were due in 2007. This redemption, which was financed with the issuance of 1.5% convertible debt in March, will reduce our interest expense in the future. Contributing to IVAX' increased earnings and gross profit margin were new U.S. and International generic product launches, the continuing success in the U.S. and Europe of our branded respiratory products, the increased sales and profits from our Central and Eastern European businesses, and the continued success of our Latin American business.
    "There is every reason to believe that our current trend of increasing earnings growth will continue, in which case we will exceed our guidance for the year."
    Dr. Phillip Frost, chairman and CEO of IVAX Corporation, said, "Our strategy of increasing investment in global expansion and R&D for proprietary as well as generic products is beginning to show the returns that we have been anticipating. It is important to fuel the engine that provides for future growth even though our earnings would have been higher without these investments."
    IVAX will discuss second quarter 2004 results and other topics when it hosts a conference call and simultaneous webcast at 10 a.m. Eastern Time (Miami). Interested parties can access the conference call by dialing 1-888-276-9996 from anywhere in the U.S. or by dialing 612-332-0720 from non-U.S. locations. To access and register for the webcast, go to IVAX' website at http://www.ivax.com at least fifteen minutes before the 10 a.m. conference call and click on the webcast link on IVAX' home page.
    Replays of the conference call will be available starting at approximately 1:30 p.m. on July 28th and will continue until August 4th. To listen to the replay of the conference call, dial 1-800-475-6701 and enter ID#740053. Replays of the webcast via IVAX' website will also be available.
    IVAX Corporation, headquartered in Miami, Florida, discovers, develops, manufactures, and markets branded and brand equivalent (generic) pharmaceuticals and veterinary products in the U.S. and internationally.
    Copies of this and other news releases may be obtained free of charge from IVAX' website at www.ivax.com.
    Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements, including, among others, statements relating to goals, plans, expectations, estimates and projections regarding the company's financial position, results of operations, market position and business strategy involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, the risks that the subordinated notes redemption may not reduce our interest expense in the future; that the current trend in earnings growth may not continue; that IVAX may not exceed its guidance for the year; and that increased investment in global expansion and R&D may not lead to future growth or provide the returns anticipated. In addition to the risk factors set forth above, IVAX' forward looking statements may also be adversely affected by general market factors; product availability; federal and state regulations and legislation, including changes in accounting regulations; the regulatory process for new products and indications; manufacturing issues that may arise; trade buying patterns; exchange rate fluctuations; patent positions and the timing and outcome of legal proceedings; changing market conditions; the availability and cost of raw materials and other third party products; the impact of competitive products and pricing; and other risks and uncertainties based on economic, competitive, governmental, technological and other factors. For further details and discussion of these and other risks and uncertainties, see IVAX' Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. IVAX undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


                   IVAX Corporation and Subsidiaries
                   Condensed Consolidated Statements
                             of Operations
                              (Unaudited)

                                     Three Months       Six Months
Period Ended June 30,              2004     2003      2004     2003
                                 ------------------ ------------------
(In thousands, except per share
 data)

Net revenues                     $463,962 $342,985  $889,153 $660,678
Cost of sales (excludes
 amortization, which is
   presented below)               239,408  192,033   465,193  363,583
                                 ------------------ ------------------
   Gross profit                   224,554  150,952   423,960  297,095
                                 ------------------ ------------------
Operating expenses:
   Selling                         66,496   52,458   127,867   98,053
   General and administrative      43,599   31,279    80,105   56,347
   Research and development        38,662   25,065    71,012   45,486
   Amortization of intangible
    assets                          5,432    5,315    10,937    9,806
   Restructuring costs (reversal)     (36)     317       597      780
                                 ------------------ ------------------
       Total operating expenses   154,153  114,434   290,518  210,472
                                 ------------------ ------------------
Operating income                   70,401   36,518   133,442   86,623
       Total other expense, net   (12,179) (10,087)  (22,494) (14,179)
                                 ------------------ ------------------
Income before income taxes and
 minority interest                 58,222   26,431   110,948   72,444
Provision for income taxes         10,071    7,378    20,452   24,484
                                 ------------------ ------------------
Income before minority interest    48,151   19,053    90,496   47,960
Minority interest                     (53)      33       (57)     111
                                 ------------------ ------------------
Income from continuing operations  48,098   19,086    90,439   48,071
Income from discontinued
 operations, net of tax of
 $12,763                                -   22,204         -   22,204
                                 ------------------ ------------------
Net income                        $48,098  $41,290   $90,439  $70,275
                                 ================== ==================

Basic earnings per common share:
   Continuing operations            $0.24    $0.10     $0.46    $0.25
   Discontinued operations              -     0.11         -     0.11
                                 ------------------ ------------------
   Net income                       $0.24    $0.21     $0.46    $0.36
                                 ================== ==================

Diluted earnings per common
 share:
   Continuing operations            $0.24    $0.10     $0.45    $0.25
   Discontinued operations              -     0.11         -     0.11
                                 ------------------ ------------------
   Net income                       $0.24    $0.21     $0.45    $0.36
                                 ================== ==================

Weighted average number of common
 shares outstanding:
  Basic                           198,268  195,163   197,671  195,066
                                 ================== ==================
  Diluted                         203,037  198,503   202,580  197,578
                                 ================== ==================


                   IVAX Corporation and Subsidiaries
                 Condensed Consolidated Balance Sheets

                                                 June 30, December 31,
                                                   2004      2003
                                                ----------------------
(In thousands)                                  (Unaudited)

Assets
------------------------------------------------
Cash and cash equivalents                         $191,043   $146,870
Marketable securities, short-term                    4,334     10,470
Other current assets                             1,018,880    838,376
Property, plant and equipment, net                 526,948    502,942
Other assets                                       902,447    874,276
                                                ----------------------
   Total assets                                 $2,643,652 $2,372,934
                                                ======================

Liabilities and Shareholders' Equity
------------------------------------------------
Current portion of long-term debt                  $52,329    $58,607
Other current liabilities                          447,621    427,942
Long-term debt                                     982,051    855,335
Other long-term liabilities                         52,928     56,208
Minority interest                                   12,588     12,531
Shareholders' equity                             1,096,135    962,311
                                                ----------------------
   Total liabilities and shareholders' equity   $2,643,652 $2,372,934
                                                ======================

                   IVAX Corporation and Subsidiaries
                        Reportable Segment Data
                              (Unaudited)

Period Ended June 30,              Three              Six
                                   Months            Months
(In thousands)                      2004     2003     2004     2003
                                  ------------------------------------

North America
      External sales              $225,347 $142,436 $392,728 $288,799
      Intersegment sales             2,382      178    4,477      462
      Other revenues                   602    6,954    1,092   17,080
                                  ------------------------------------
      Net revenues - North America 228,331  149,568  398,297  306,341
                                  ------------------------------------

Europe
      External sales               132,374  105,107  273,733  198,810
      Intersegment sales            25,596   14,546   44,230   27,941
      Other revenues                13,589   12,513   42,049   17,642
                                  ------------------------------------
      Net revenues - Europe        171,559  132,166  360,012  244,393
                                  ------------------------------------

Latin America
      External sales                75,626   60,458  149,062  111,081
      Other revenues                   388      132      794      259
                                  ------------------------------------
      Net revenues - Latin America  76,014   60,590  149,856  111,340
                                  ------------------------------------

Corporate & other
      External sales                13,825   13,768   25,214   24,815
      Intersegment sales           (27,978) (14,724) (48,707) (28,403)
      Other revenues                 2,211    1,617    4,481    2,192
                                  ------------------------------------
      Net revenues - Corporate &
       other                       (11,942)     661  (19,012)  (1,396)
                                  ------------------------------------

                                  ------------------------------------
Consolidated net revenues         $463,962 $342,985 $889,153 $660,678
                                  ====================================

    CONTACT: IVAX Corporation, Miami
             David Malina, 305/575-6043